UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 11, 2015

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 Shaffer parkway, suite 5, littleton, colorado 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operation and Financial Condition

On May 11, 2015, the registrant provided its unaudited financial results and highlights for the first quarter ended March 31, 2015.     The registrant’s unaudited financial statements, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Summary of First Quarter 2015 Financial Results

We reported a net loss of $0.9 million or $0.01 per share for the three months ended March 31, 2015.  This includes an unrealized $0.4 million mark-to-market loss on our investment in Midas Gold Corp. (“Midas”) and a realized loss of $0.3 on the sale of 8 million shares in the capital of Midas. We also realized a gain of approximately $2.0 million on the completion of the sale of the Los Cardones gold project. During the three months ended March 31, 2014, we reported a net loss of $1.1 million, or $0.01 per share inclusive of an unrealized $2.1 million mark-to-market gain on our investment in Midas.

During the period, expenditures for exploration and property holding costs, principally at our Mt Todd gold project, were down approximately 31% from the same period in 2014. A significant portion of this reduction results from a weaker Australian dollar in 2015.  In addition, the Government of the Northern Territory shared the cost of treating and discharging water from the Batman pit during the period; there was no similar program in 2014.  At the corporate level, costs were down approximately18% in 2015 from 2014 levels. The 2014 costs included severance costs which resulted from the 2013 retrenchment; there were no similar programs in 2015.

Our working capital at March 31, 2015 totaled approximately $10.8 million, including cash of approximately $8.7 million. The Company has no debt.

Frederick H. Earnest, President and Chief Executive Officer, commented, “With the funding obtained from non-dilutive sources in the first quarter of the year, we now have a much stronger balance sheet and are better able to sustain our planned activities.  At Mt Todd, the wet season has ended and the site received 25% less rain than normal.  As a result pond levels are much lower than normal.  With the pumping and automated control system installed in the Batman pit we were able to discharge 1.4 million cubic meters of treated water from the pit. We wish to acknowledge the important role that the Government of the Northern Territory has played in this effort, and we are pleased with the positive working relationship we enjoy with them. We have begun the field investigation work necessary to prepare the request for the authorization required under the Environmental Protection and Biodiversity Conservation Act 1999 ("EPBC Act")  from the federal government (as it relates to the Gouldian Finch). We anticipate that this authorization will be granted by the fourth quarter of this year. In the meanwhile, we continue to work on the general sections of the mine operating permit (known as the Mine Management Plan or "MMP").  We are focused on opportunities to advance the Mt Todd gold project beyond those improvements already caused by favorable changes in the US$/AUD exchange rate. We continue to work to have the Mt Todd gold project ready for development as economic conditions permit.”

To review the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, including the related Management's Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the three months ended March 31, 2015 and to discuss corporate and project activities is scheduled for Tuesday, May 12, 2015 at 2:30 p.m. MDT.

Toll-free in North America: 1-866-233-5249

International:  416-642-3300

This call will also be web-cast and can be accessed at the following web location:

http://event.on24.com/r.htm?e=995235&s=1&k=6EEA209AD03BA545DFD00D23C996FA1D

This call will be archived and available at www.vistagold.com after May 12, 2015.  Audio replay will be available for 21 days by calling toll-free in North America:  1-866-245-6755, passcode 679087.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager – Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

All dollar amounts in the press release are U.S. dollars.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On May 11, 2015 the Registrant issued a press release providing its unaudited financial results and highlights for the first quarter ended March 31, 2015.    A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1Press Release dated May 11, 2015*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

4
VISTA GOLD CORP. (Registrant)
Dated: May 14, 2015	By: /s/John F. Engele John F. Engele Chief Financial Officer